Exhibit 99.3

CONSOLIDATED FINANCIAL STATEMENTS
Webroot Inc. and Subsidiaries
As of June 30, 2018 and 2017, and for
The Years Ended June 30, 2018, 2017, and 2016
With Report of Independent Auditors

Webroot Inc. and Subsidiaries
Consolidated Financial Statements
As of June 30, 2018 and 2017, and for
The Years Ended June 30, 2018, 2017, and 2016

Report of Independent Auditors

The Board of Directors and Stockholders
Webroot Inc.

We have audited the accompanying consolidated financial statements of Webroot Inc. and subsidiaries, which comprise the consolidated balance sheets as of June 30, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2018, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Webroot Inc. and subsidiaries at June 30, 2018 and 2017, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2018 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
September 19, 2018

Webroot Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands, Expect Share and Per Share Amounts)

	Year Ended June 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$101,538	$77,445
Restricted cash	—	970
Trade accounts receivable, net of allowance of $503 and $1,774 respectively	34,227	34,574
Deferred commissions	3,106	3,067
Other current assets	10,240	6,497
Total current assets	149,111	122,553
Restricted cash, long-term	2,686	1,015
Equipment and leasehold improvements, net	7,116	7,309
Intangible assets, net	3,571	3,466
Goodwill	38,094	37,545
Deferred tax assets, long-term	15,793	17,058
Other long-term assets	5,280	1,709
Total assets	$221,651	$190,655
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$6,860	$6,671
Accrued compensation and benefits	11,397	10,149
Deferred revenue	101,096	95,564
Other current liabilities	4,492	4,891
Total current liabilities	123,845	117,275
Deferred revenue, noncurrent	26,749	25,921
Other long-term liabilities	9,529	2,999
Total liabilities	160,123	146,195
Commitments and contingencies
Stockholders’ equity:
Preferred stock - par value $0.001; authorized 8,000,000 shares; no shares issued and outstanding	—	—
Series A convertible preferred stock - par value $0.001; authorized 42,000,000 shares; issued and outstanding 41,915,588 shares (liquidation value of $108,750)	107,829	107,829
Common stock - par value $0.001; authorized 100,000,000 shares; issued 25,716,348 and 25,258,192 shares, respectively; outstanding 15,728,502 and 19,948,712 shares, respectively	26	25
Treasury common stock - 9,987,846 and 5,309,480 shares, respectively	(32,595)	(13,562)
Additional paid-in capital	105,085	97,277
Accumulated other comprehensive income	2,546	2,524
Accumulated deficit	(121,363)	(149,633)
Total stockholders’ equity	61,528	44,460
Total liabilities and stockholders’ equity	$221,651	$190,655

See accompanying notes to Consolidated Financial Statements.

Webroot Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(Dollars in Thousands)

	Year ended June 30,
	2018	2017	2016
Revenue	$215,525	$189,573	$161,199
Cost of revenue	30,391	29,144	26,748
Gross profit	185,134	160,429	134,451

Operating expenses:
Research and development	52,141	46,971	37,423
Selling and marketing	60,573	60,054	61,611
General and administrative	33,854	28,750	24,527
Total operating expenses	146,568	135,775	123,561

Income from operations	38,566	24,654	10,890

Interest income (expense), net	809	84	(114)
Foreign exchange loss, net	(502)	(1,092)	(428)
Other (expense) income, net	(251)	205	(124)
Income before income taxes	38,622	23,851	10,224
(Provision) benefit for income taxes	(10,352)	(6,181)	11,774
Net income	28,270	17,670	21,998

Other comprehensive income (loss)
Foreign currency translation adjustment	22	$(1,165)	$(5,568)
Comprehensive income	$28,292	$16,505	$16,430

See accompanying notes to Consolidated Financial Statements.

Webroot Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
(Dollars in Thousands, Expect Share Data)

	Series A Convertible Stock		Common Stock		Treasury Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balances, June 30, 2015	41,915,588	$107,829	24,990,199	$25	5,309,480	$(13,562)	$87,528	$9,257	$(189,301)	$1,776
Proceeds from exercise of stock options			85,723				120			120
Change in excess tax benefit related to share-based compensation							169			169
Net income									21,998	21,998
Other comprehensive loss								(5,568)		(5,568)
Share-based compensation							4,197			4,197
Balances, June 30, 2016	41,915,588	107,829	25,075,922	25	5,309,480	(13,562)	92,014	3,689	(167,303)	$22,692
Proceeds from exercise of stock options			182,270				495			495
Change in excess tax benefit related to share-based compensation							(51)			(51)
Net income									17,670	17,670
Other comprehensive loss								(1,165)		(1,165)
Share-based compensation							4,819			4,819
Balances, June 30, 2017	41,915,588	107,829	25,258,192	25	5,309,480	(13,562)	97,277	2,524	(149,633)	$44,460
Proceeds from exercise of stock options			458,156	1			672			673
Change in excess tax benefit related to share-based compensation							134			134
Repurchase of Treasury Stock					4,678,366	(19,033)				(19,033)
Net income									28,270	28,270
Other comprehensive income								22		22
Share-based compensation							7,002			7,002
Balance at June 30, 2018	41,915,588	$107,829	25,716,348	$26	9,987,846	$(32,595)	$105,085	$2,546	$(121,363)	$61,528

See accompanying notes to Consolidated Financial Statements.

Webroot Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Years Ended June 30,
	2018	2017	2016
Operating activities:
Net income	$28,270	$17,670	$21,998
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,572	6,796	6,012
Stock-based compensation	7,002	4,819	4,197
Deferred income taxes	1,044	(640)	(16,974)
Other	(210)	836	542
Net change in operating assets and liabilities:
Cash (added to) released from escrow	(1,578)	124	—
Trade accounts receivable	2,324	(1,353)	(240)
Deferred commissions	(34)	1,038	670
Other assets	(643)	(1,480)	(464)
Accounts payable	586	(50)	1,112
Accrued compensation and benefits	1,267	862	1,034
Deferred revenue	4,423	6,829	4,908
Other liabilities	1,917	(1,532)	499
Income taxes payable/receivable	(1,609)	1,214	98
Net cash provided by operating activities	48,331	35,133	23,392
Investing activities:
Capital expenditures	(5,268)	(4,723)	(4,363)
Acquisition of Cyberflow Analytics, Inc.	—	(3,520)	—
Acquisition of QuickPhish, Inc.	(700)	—	—
Cash received from sales of equipment	—	—	93
Cash added to escrow	—	(880)	—
Cash released from escrow	—	—	384
Net cash used in investing activities	(5,968)	(9,123)	(3,886)
Financing activities:
Proceeds from exercise of stock options	673	495	120
Excess tax benefits from stock-based compensation	187	3	—
Repurchase of common stock into treasury	(19,033)	—	—
Payments on capital lease	(169)	(402)	(442)
Payments of deferred financing costs	—	(89)	—
Repayments of amounts borrowed	—	—	(630)
Net cash (used in) provided by financing activities	(18,342)	7	(952)
Effect of currency exchange rate fluctuations on cash and cash equivalents	72	109	49
Increase in cash and cash equivalents	24,093	26,126	18,603
Cash and cash equivalents, beginning of year	77,445	51,319	32,716
Cash and cash equivalents, end of year	$101,538	$77,445	$51,319
Supplemental cash flow and noncash disclosures:
Cash paid during year for income taxes, net of cash refunded	$9,375	$5,490	$4,604
Cash interest paid during year	$63	$80	$116

See accompanying notes to Consolidated Financial Statements.

Webroot Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands, Except Share and Per Share Amounts)
1. Basis of Presentation and Summary of Significant Accounting Policies
Description of Business
Webroot Inc. and its wholly owned subsidiaries (collectively, “we,” “us,” “our,” or the “Company”), with principle executive offices located in Broomfield, Colorado, was founded in 1997 and is incorporated in the state of Delaware. Webroot delivers next-generation online and cloud-based security and threat intelligence solutions for a wide range of users worldwide, including consumers and businesses. Our products help users protect personal information and corporate networks from online and external threats, including viruses, spyware, and phishing scams.
Basis of Presentation and Principles of Consolidation
The accompanying Consolidated Financial Statements of the Company are prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States of America (“U.S.”). The Consolidated Financial Statements include all adjustments necessary for a fair presentation of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. All adjustments are of a normal recurring nature. The Consolidated Financial Statements include our accounts and our wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.
Use of Estimates
The preparation of Consolidated Financial Statements requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and the accompanying notes. Estimates are based upon historical factors, current circumstances and the experience and judgment of management. Management evaluates its assumptions and estimates on an ongoing basis and may engage outside subject-matter experts to assist in its valuations. Actual results could differ materially from these estimates. Significant items subject to such estimates and assumptions include those related to revenue, accounts receivable, the valuation of goodwill, intangible assets, and long-lived assets; the valuation of share-based compensation, contingent consideration, contingent liabilities, and litigation; and the recognition and measurement of current and deferred income taxes (including the measurement of uncertain tax positions).
Foreign Currency Translation
The functional currency of our foreign subsidiaries is the local foreign currency. Revenues, expenses, and cash flows from operations outside of the U.S. are translated into U.S. dollars using monthly average exchange rates. The translation adjustments resulting from this process are included in “Stockholders’ equity” as a component of “Accumulated other comprehensive income” in the accompanying Consolidated Balance Sheets. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Monetary assets and liabilities denominated in non-functional currencies are remeasured into the functional currencies at current exchange rates, and the gains or losses from such remeasurement are recorded in “Foreign exchange loss, net” in the accompanying Consolidated Statements of Operations and Comprehensive Income as unrealized, based on period-end exchange rates, or realized, upon settlement of the transactions. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet dates.
The remeasurement effect of foreign currency fluctuations on intercompany balances is recorded in “Foreign exchange loss, net” in the accompanying Consolidated Statements of Operations and Comprehensive Income.
Cash, Cash Equivalents and Restricted Cash
We consider all highly liquid investments with an original maturity of three months or less to when purchased to be cash equivalents. The following table summarizes our cash and cash equivalents by category:

	June 30,
	2018	2017
Cash and cash equivalents:
Cash	$15,393	$26,181
Money market funds	86,145	51,264
	$101,538	$77,445

Restricted Cash	$2,686	$1,985

We are required to maintain cash deposits as collateral for letters of credit related to lease obligations for our corporate headquarters and our office in Australia. Additionally, we are required to maintain a cash deposit for certain merchant processing and payroll reserves related to one of our foreign subsidiaries. We classify these cash reserves as “Restricted cash” in the accompanying Consolidated Balance Sheets. Changes in restricted cash are reported in our Consolidated Statements of Cash Flows as operating, investing, or financing activities based on the nature of the underlying activity.
The expected releases of restricted cash are as follows:

Years ending June 30,
2019	$—
2020	155
2021	500
2022	500
2023	500
Thereafter	1,031
Total	$2,686
Fair Value of Financial Instruments
We define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, we consider the principal or most advantageous market in which to transact, and the market-based risk. We apply fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.
For assets and liabilities measured at fair value, such amounts are based on an expected exit price representing the amount that would be received on an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. Authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs used in valuation techniques are assigned a hierarchical level.
The following are the hierarchy levels of inputs to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Observable inputs that reflect quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets, inputs other than quoted prices that are observable for the assets or liabilities, or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3 - Unobservable inputs reflecting our own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.
The carrying amounts reported in the Consolidated Financial Statements approximate the fair value for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities due to their short-term nature. These items are considered to be Level 1 inputs. There are no Level 2 inputs as of June 30, 2018 and 2017.

As described in footnote 2, on July 5, 2017, we acquired substantially all of the assets of QuickPhish, Inc. (“Securecast”). We have a contingent consideration liability resulting from this business acquisition. The purchase price included potential contingent consideration of up to $3,200 through the measurement period, which ends July 5, 2019. The first two payments of $100 each were paid during the second and third quarters of fiscal 2018, based on specified product development milestones. The payment of the remaining $3,000 is based on an earn-out related to the attainment of specific annual recurring product revenue to be achieved over the measurement period. The fair value of the contingent consideration was calculated using a Monte-Carlo simulation. This simulation used a probability distribution for each significant input to produce thousands of possible outcomes and the results are analyzed to determine the probability of different outcomes occurring, which is a Level 3 measurement. We measure the fair value of the contingent consideration liability at each reporting date and changes are recorded as components of "General and Administrative" expenses in the accompanying Consolidated Statements of Operations and Comprehensive Income in the period of adjustment. At June 30, 2018, the fair value of the contingent consideration was $95, recorded in other long-term liabilities, after fair value adjustments of $460 were recorded in fiscal 2018. The fair value adjustment is a result of updating the simulation for actual and revised annual recurring product revenue, which is lower than the original expected attainment for the measurement period.

Contingent consideration liability balance, June 30, 2017	$—
Acquisition of QuickPhish, Inc.	755
Payments	(200)
Fair value adjustments	(460)
June 30, 2018	$95
There have been no transfers between fair value measurement levels during the years ended June 30, 2018 and 2017.
Trade Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts, and do not bear interest. The allowance for doubtful accounts is based on our assessment of the collectability of receivable balances. Management regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice, collection history, current economic trends and identification of specific customers with known disputes or collectability issues. Accounts receivable deemed uncollectible are charged to the allowance for doubtful accounts when identified and are recorded as “General and administrative” expenses in the accompanying Consolidated Statements of Operations and Comprehensive Income. We exercise judgment when determining the adequacy of these reserves as we evaluate historical bad debt trends, general economic conditions in the U.S. and internationally, and changes in customer financial conditions. When writing off uncollectible accounts receivable for which related deferred revenue remains, we offset the remaining deferred revenue against the accounts receivable balance.
Equipment and Leasehold Improvements
Equipment and leasehold improvements are recorded at cost. Equipment and leasehold improvements acquired in a business combination are recorded at estimated fair value. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets.
Business Combinations
We include the results of operations of the businesses that we acquire as of the respective dates of acquisition. We allocate the purchase consideration of an acquisition to the underlying assets acquired and liabilities assumed, including contingent consideration, based on their estimated fair values. To the extent the purchase consideration exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill.
Goodwill
Goodwill represents the excess of the purchase price of an acquisition over the net fair value of assets acquired and liabilities assumed. Goodwill is not amortized and is tested for impairment annually during the fourth quarter of our fiscal year, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable.
In evaluating goodwill for impairment, the Company makes the determination of the fair value of individual assets and liabilities of a reporting unit. Goodwill impairment is to be measured as the amount by which a reporting unit’s carrying value exceeds its fair value with the loss recognized not to exceed the total amount of goodwill allocated to the reporting unit. There was no impairment for the years ended June 30, 2018, 2017, and 2016.

Intangible Assets
In connection with our acquisitions, we generally recognize intangible assets for customer relationships, developed technology, trademarks, and trade names. Finite-lived intangible assets are carried at cost less accumulated amortization. Such amortization is recorded on a straight-line basis over the estimated useful lives of the respective assets, generally from one to seven years. Amortization of developed technology is recognized in “Cost of revenue” and “Research and development” in the accompanying Consolidated Statements of Operations and Comprehensive Income. We expense costs as incurred to renew or extend the term of recognized intangible assets.
Self-Insurance
We are self-insured for certain losses related to employee health and dental benefits. We record a liability based on an estimate of claims incurred but not recorded. We maintain individual and aggregate stop-loss coverage with a third-party insurer to limit the total exposure for these programs. The self-insurance liability contains uncertainties because the calculation requires management to make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported. Actual results may not be consistent with our assumptions and estimates. Historically, our estimates for self-insurance reserves have been adequate to cover employee health and dental benefits claims exposures. We continually monitor these losses and make adjustments to the provision when the estimate of actual losses differs from the established reserve.
Warranties and Indemnification
We offer limited warranties for our products, primarily a 70-day warranty for our consumer personal computer product sales. For certain of our subscriptions, we include service-level commitments to customers warranting certain levels of performance and permitting those customers to receive credits in the event we fail to meet those levels. Our license arrangements generally include certain provisions for indemnifying customers against liabilities if our products or services infringe on a third party’s intellectual property rights. We accrue for probable warranty claims as a component of “Cost of revenue” in the accompanying Consolidated Statements of Operations and Comprehensive Income.
Deferred Revenue
Our contracts with customers generally range from one month to five-years in duration. We invoice customers at various times: at contract inception for the entire amount, or in annual, quarterly, or monthly installments. Deferred revenue consists of amounts for which service has commenced but has not yet been completed, and as a result, we have not recognized the revenue in our Consolidated Statements of Operations and Comprehensive Income.
Deferred Commissions
Deferred commissions include internal commissions paid to our direct sales representatives and external sales commissions paid to retailers, distributors, resellers, and marketers. Incremental sales commissions directly related to customer sales contracts in which revenue is deferred are capitalized upon execution of a noncancelable customer contract. Internal and external commissions are deferred and amortized over the terms of the related customer contracts.
Amortization of deferred internal and external commissions is included in “Selling and marketing” expense in our Consolidated Statements of Operations and Comprehensive Income.
Revenue Recognition
Revenue is recognized when all of the following fundamental criteria are met:

•	Persuasive evidence of an arrangement exists

•	Delivery has occurred or services have been rendered

•	Fees are fixed or determinable

•	Collectability is probable
We present revenue net of sales taxes and similar assessments.
We earn revenue from software licenses, under which users install software and updates are delivered to that software. Our customers receive security and other services through cloud- hosted software. Software licenses include updates and technical support for our products. Updates are considered essential to the ongoing functionality of the software and are delivered continuously over the term of the arrangement. Accordingly, the entire initial license, renewal license, and update fees are recognized ratably over the respective term similar to a subscription model. Contractual terms for licenses, updates, and maintenance typically range from one month to five years.
We license our products to consumers online and in retail stores via multi-tiered distribution channels. We license our products to businesses utilizing a direct sales team and through various partners, distributors, and resellers.

For transactions originating online, we commence revenue recognition upon delivery of the keycode provided all other revenue recognition criteria have been met. For packaged product transactions originating through the retail channel, we commence revenue recognition when the product is sold to the end user. For transactions with business customers, we commence revenue recognition upon providing the license or subscription available for use.
We offer consumers who purchase our products on-line directly from us an unconditional full 70-days money-back guarantee. Distributors and resellers are also permitted to return the consumer products, subject to certain limitations. Revenue is reduced for such rights based on the estimate of future returns originating from contractual agreements with these customers.
We offer promotional rebates and other market-development funds to certain distributors, resellers, and retailers. Our estimated reserves for channel-incentive rebates are based on distributors’ and resellers’ performance against the terms and conditions of similar incentive programs in the past.
Our reserves for end-user rebates are estimated based on the terms and conditions of the promotional program, actual sales during the promotion, the amount of actual redemptions received, and historical redemption trends by product and by type of promotional program. We estimate reserves for channel and end-user rebates as an offset to revenue. For consumer products that include content updates, rebates are offset to revenue ratably over the term of the subscription.
Rebates and market-development funds are recorded as a reduction of revenue to the extent that the payments do not provide us with an identifiable benefit for which the fair value can be reasonably estimated. If we receive an identifiable benefit for which the fair value can be reasonably estimated, the payments are recorded as “Selling and marketing” expense in the accompanying Consolidated Statements of Operations and Comprehensive Income.
We record amounts charged to customers for shipping and handling of software products as “Revenue” and the related costs as “Cost of revenue” in the accompanying Consolidated Statements of Operations and Comprehensive Income.
Advertising Costs
Advertising costs are charged to operating expense as incurred and include costs to produce and place electronic and print advertising, trade shows, and all forms of direct marketing. Advertising costs totaled $20,287, $17,690, and $21,083 for the years ended June 30, 2018, 2017, and 2016, respectively.
Internal-Use Software
Eligible internal-use software and website development, including purchased software, are capitalized during the application development stage and ceases when the software is ready for its intended use. Costs incurred in the planning and evaluation stage of internally developed software and website development are expensed as incurred. Capitalized costs incurred and accumulated during the application development stage are included within “Equipment and leasehold improvements, net” on the Consolidated Balance Sheets. Amortization of internal-use software is recorded on a straight-line basis over the estimated useful lives of the assets.
External-Use Software Development Costs
Product development costs for software to be sold, licensed, or otherwise marketed are charged as incurred to “Research and development” in the accompanying Consolidated Statements of Operations and Comprehensive Income. Authoritative guidance requires capitalization of certain development costs once technological feasibility is attained. With respect to our software development process, technological feasibility is established upon completion of a working model.
To date, our software has been released shortly after reaching technological feasibility; therefore, development costs incurred after completion of a working model and prior to general release have not been significant. Accordingly, we have not capitalized any product development costs for software to be sold, licensed, or otherwise marketed.
Income Taxes
The provision for income taxes is accounted for using the liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards in each jurisdiction in which we operate. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income taxes in the period that includes the enactment date. We record a valuation allowance to reduce deferred tax assets to an amount that is more likely than not to be realized.
We compute our income taxes in each federal, state, and international jurisdiction in which we operate. This process requires that we estimate the current tax exposure as well as assess temporary differences between the accounting and tax treatment of assets and liabilities, including items such as accruals and allowances not currently deductible for tax purposes. The income tax effects of the differences are classified as long-term deferred tax assets and liabilities in our Consolidated Balance Sheets.

Our judgments, assumptions, and estimates relative to the current provision for income tax take into account current tax laws, our interpretation of current tax laws, and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Changes in tax laws or our interpretation of tax laws and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in our Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Income.
We must also assess the likelihood that deferred tax assets will be realized from future taxable income and, based on this assessment, establish a valuation allowance, if required. Our determination of a valuation allowance is based upon a number of assumptions, judgments, and estimates, including forecasted earnings, future taxable income, and the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which we operate. To the extent we establish or change a valuation allowance in a period, we reflect the change with a corresponding increase or decrease to our "Benefit (provision) for income taxes" in our Consolidated Statements of Operations and Comprehensive Income.
We apply the authoritative guidance on income taxes that prescribes a recognition threshold that a tax position is required to meet before being recognized in the Consolidated Financial Statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
This guidance prescribes a two-step process to determine the amount of tax benefit to be recognized. The first step is to evaluate the tax position for recognition by determining whether the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon settlement. It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a periodic basis. This evaluation is based on factors including, but not limited to, changes in facts and circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period. We recognize interest and penalties related to unrecognized tax benefits as a component of “Benefit (provision) for income taxes” within the Consolidated Statements of Operations and Comprehensive Income.
Share-Based Compensation
We account for share-based compensation as an expense in the Consolidated Financial Statements based on fair value. The fair value of each award is estimated on the grant date using the Black-Scholes option-pricing model. This model requires that at the grant date we determine the fair value of the underlying common stock, the expected life, the expected volatility of the price of our common stock, risk-free interest rates, and expected dividend yield of our common stock.
Essentially all stock options and restricted stock unit grants are service-based awards. For those awards that have graded vesting, compensation expense is calculated using the graded-vesting attribution method or the accelerated method. This method entails recognizing compensation expense on a straight-line basis over the requisite service period for each separately vesting portion, as if the grant consisted of multiple awards, each with the same service inception date but different requisite service periods. For performance-based stock options, compensation expense is recognized over the performance period, net of estimated forfeitures, assuming that the performance criteria are probable of achievement.
No compensation cost is ultimately recognized for awards for which employees do not render the requisite service and are forfeited. As a result, judgment is required in estimating the amount of share-based awards that are expected to be forfeited. Although we estimate forfeitures based on historical experience, actual forfeitures may differ. If actual results differ significantly from these estimates, share-based compensation expense and our results of operations could be materially impacted when we record an adjustment for the difference in the period that the awards vest or are forfeited.
Concentrations of Revenue and Credit Risk
Our product revenue is concentrated in security products and related services, including software as a service (“SaaS”). The software and SaaS industries are highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect operating results.
A portion of our revenue and operating results are derived from international sales and from independent agents and distributors. Fluctuations of the U.S. dollar against foreign currencies, changes in local regulatory or economic conditions, piracy, or nonperformance by independent agents or distributors could adversely affect operating results.
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, investments in money market funds, and trade accounts receivable. Cash and cash equivalents are held in accounts with high-credit-quality financial institutions. Such accounts may, at times, exceed federally insured amounts. We are exposed to credit risks in the event of default by the issuers to the extent of the amount of money market funds we hold.

The credit risk in our trade accounts receivable is mitigated by our credit evaluation process, reasonably short collection terms, and the geographical dispersion of sales transactions. We maintain reserves for potential credit losses, and such losses have been within management’s expectations.
Our revenue and trade accounts receivable were concentrated in one customer, a distributor, which accounted for 29%, 32% and 35% of revenue during the years ended June 30, 2018, 2017 and 2016, respectively, and 64% and 61% of our accounts receivable as of June 30, 2018 and 2017, respectively.
Accumulated Other Comprehensive Income
The components of “Accumulated other comprehensive income” consist of foreign currency translation adjustments. “Other comprehensive income (loss)” and the components of “Accumulated other comprehensive income” are presented in the accompanying Consolidated Balance Sheets, and Consolidated Statements of Operations and Comprehensive Income.
Recently Adopted Accounting Pronouncements
In January 2017, the Financial Accounting Standards Board ("FASB") issued ASU 2017-04, Intangibles - Goodwill and Other: Simplifying the Test for Goodwill Impairment, which simplifies the goodwill impairment process by eliminating the second step from the quantitative goodwill impairment test. Under this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The standard is effective for us on July 1, 2022, with early adoption permitted. The Company has elected to early adopt ASU 2017-04 for our annual goodwill impairment test that was performed during the fourth quarter of fiscal 2018. The adoption of this standard did not have a material impact on our Consolidated Financial Statements.
New Pronouncements Issued But Not Yet Adopted
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, as amended by ASU 2015-14, Revenue from Contracts with Customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP. The guidance provides a five-step analysis to be performed on transactions to determine when and how revenue is recognized. In March 2016, the FASB issued additional guidance concerning “Principal versus Agent” considerations (reporting revenue gross versus net); in April 2016, the FASB issued additional guidance on identifying performance obligations and licensing; and in May 2016, the FASB issued additional guidance on collectability, noncash consideration, presentation of sales tax, contract modifications, and completed contracts at transition. These updates are intended to provide interpretive clarifications on the new guidance for disclosure about revenue. In August 2015, the FASB approved a one-year deferral of the effective date as well as providing an option to early adopt the standard on the original effective date. The standard permits the use of either the retrospective or cumulative effect transition method. This standard will be effective for us on July 1, 2019. We are in the process of analyzing the impact of this adoption and as a result have not yet selected a transition method. While we continue to assess the potential impact of this standard on our Consolidated Financial Statements and disclosures, we have begun identifying necessary changes to our systems, processes, and internal controls. We continue to refine our implementation timeline, which is expected to last the duration of fiscal 2019.
In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires all lessees to recognize assets and liabilities that arise from leases on their balance sheets for leases that are longer than 12 months. This standard is effective for us on July 1, 2020, with early adoption permitted. In January 2018, the FASB issued ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842, which establishes an optional transition practical expedient when applying the guidance in ASU 2016-02 and has the same effective date as the original standard. We are evaluating the effect that the standard will have on our Consolidated Financial Statements and related disclosures.
In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting that changes the accounting for certain aspects of share-based payments to employees. The new guidance requires excess tax benefits and tax deficiencies to be recorded in the income statement. In addition, cash flows related to excess tax benefits will no longer be separately classified as a financing activity apart from other income tax cash flows. The standard also allows entities to repurchase more of an employee’s shares for tax withholding purposes without triggering liability accounting and clarifies that all cash payments made on an employee’s behalf for withheld shares should be presented as a financing activity on our Consolidated Statements of Cash Flows. In addition, the standard allows companies to make an accounting policy election to either estimate the number of awards expected to vest or to account for forfeitures as they occur, when accruing share-based compensation expense. This standard will be effective for us on July 1, 2018. We are evaluating the effect that the standard will have on our Consolidated Financial Statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU clarify and provide specific guidance on eight cash flow classification issues that are not currently addressed by current GAAP and thereby reduce the current diversity in practice. ASU 2016-15 is effective for us on July 1, 2019, with early application permitted. We do not expect any material impact from adoption of this guidance on our Consolidated Financial Statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows - Restricted Cash. ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Entities will also be required to reconcile such total to amounts on the balance sheet and disclose the nature of the restrictions. ASU 2016-18 is effective for us on July 1, 2019. We are evaluating the effect that the standard will have on our Consolidated Financial Statements and related disclosures.
In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business. This standard clarifies the definition of a business in order to allow for the evaluation of whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard is effective for us on July 1, 2019. We do not expect any material impact from adoption of this guidance on our Consolidated Financial Statements.
In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation: Scope of Modification Accounting, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. ASU 2017-09 is effective for us on July 1, 2019, and early adoption is permitted. ASU 2017-09 is to be applied on a prospective basis to an award modified on or after the adoption date. We do not intend to early adopt ASU 2017-09 and do not expect the adoption of ASU 2017-09 to have a material impact on our Consolidated Financial Statements.
There is no other recently issued authoritative guidance that is expected to have a material impact to our Consolidated Financial Statements.
2. Acquisitions
QuickPhish, Inc.
On July 5, 2017, Webroot Inc. acquired substantially all of the assets of QuickPhish, Inc. (“Securecast”), for $500 cash at closing plus contingent consideration in the form of certain development and performance milestones up to a maximum of $3,200. The acquisition will enhance our SaaS platform and enable Webroot to deliver security awareness training and phishing simulation programs to our customers.
The total purchase price consisted of the following:

Amount
Cash paid to Securecast at closing	$500
Fair value of contingent consideration	755
Total	$1,255
As of June 30, 2018, the allocation of the purchase price was as follows:

Amount
Intangible assets	$1,170
Goodwill	85
Total	$1,255
The payment of contingent consideration is based on the achievement of development and performance milestones. The development milestones consisted of two contingent payments of $100. During fiscal 2018, the development milestones were completed and we paid $200. The payment of consideration has been included in the investing activities section of the Consolidated Statement of Cash Flows. The fair value of the performance based contingent consideration was adjusted from $555 to $95 during fiscal 2018 and has been recorded in "General and administrative" in the accompanying Consolidated Statements of Operations and Comprehensive Income. The payment of the remaining $95 of contingent consideration is based upon revised projected annual recurring revenues over the measurement period, which ends on June 30, 2019.

CyberFlow Analytics, Inc.
On August 29, 2016, we acquired substantially all of the assets of CyberFlow Analytics, Inc. (“CyberFlow”) for $4,400 of cash, including $880 that was deposited into an escrow account. In the absence of any claims, the escrow account was to be released over 18 months from the date of the acquisition. $880 was released from escrow during fiscal 2018. The acquisition enhances our network anomaly detection capabilities by incorporating the CyberFlow Analytics FlowScape product using network behavioral analytics for real-time anomaly detection to secure enterprise networks and the expanding internet of things.
The following table summarizes our allocation of the purchase consideration based on the fair value of assets acquired:

Amount
Equipment and leasehold improvements	$11
Intangible assets	4,177
Goodwill	212
Total	$4,400
3. Goodwill
The changes in carrying amount for the years ended June 30, 2018 and 2017 were as follows:

Total
Balance, June 30, 2016	$38,222
Cyberflow acquisition	212
Foreign currency translation	(889)
Balance, June 30, 2017	37,545
QuickPhish acquisition	85
Foreign currency translation	464
Balance, June 30, 2018	$38,094
The recorded amounts of goodwill are subject to foreign currency translation gain and loss risk. Of the total goodwill at June 30, 2018 and 2017, $803 and $824, respectively, was deductible for U.S. income tax purposes.
4. Intangible Assets
At June 30, the Company had intangible assets as follows:

	Estimated Useful Life (In Years)	Gross Carrying Amount	Accumulated Amortization	Net
2018
Acquired Developed Technology	5-7	$12,795	(9,224)	$3,571
2017
Acquired developed technology	5-7	$11,553	(8,087)	$3,466
Our intangible assets are recorded in our U.S. operating company and one of our foreign subsidiaries; therefore, reported Consolidated Balance Sheet amounts are affected by changes in foreign currency exchange rates. Amortization expense for the years ended June 30, 2018, 2017, and 2016 totaled $1,064, $1,559, and $1,287, respectively.
Aggregate expected amortization expense for future periods based on current foreign exchange rates for the year ended June 30, 2018 as follows:

Years ending June 30,
2019	$1,066
2020	1,066
2021	1,066
2022	373
Total	$3,571
5. Equipment and Leasehold Improvements
Balances of major classes of property, equipment, leasehold improvements, and accumulated depreciation and amortization were as follows:

	Estimated Useful Life	June 30,
	(In Years)	2018	2017
Computer hardware	2-3	$12,457	$10,828
Computer software	3	11,119	10,722
Office furniture and equipment	5	5,298	4,584
Leasehold improvements	Shorter of lease term or 7	8,293	7,991
		37,167	34,125
Less accumulated depreciation and amortization		(30,051)	(26,816)
		$7,116	$7,309

Depreciation expense totaled $4,508, $5,237, $4,725 for the years ended June 30, 2018, 2017, and 2016, respectively.
6. Long-Term Debt
Revolving Line of Credit
On March 17, 2017, we entered into an amendment and restatement of our Revolving Line of Credit with Wells Fargo Bank with availability to $10,000 (“Revolving Line of Credit”) that expires in March 2019. Interest is payable monthly at the London Interbank Offered Rate (“LIBOR”) plus 2.5% per annum. An unused commitment fee is calculated and payable quarterly at 0.30% per annum on the unused Revolving Line of Credit facility. The Revolving Line of Credit is secured by substantially all of our assets, including intellectual property. In addition, the Revolving Line of Credit contains certain quarterly and annual debt covenants, including a minimum of at least $25,000 in unencumbered liquid assets, certain minimum GAAP revenue amounts, limitations on annual purchases of fixed assets and operating lease expenses, and the payment of dividends. No amounts were outstanding on the Revolving Line of Credit as of June 30, 2018 and 2017. We were in compliance with all debt covenants as of and for the years ended June 30, 2018 and 2017.
7. Commitments and Contingencies
Leases
We lease certain facilities and equipment under noncancelable operating leases that expire at various dates through 2029. Most leases contain renewal options for varying periods, and certain equipment leases include options to purchase the leased property during or at the end of the lease term. Some leases provide for escalating payments, which generally do not increase more than 5% annually.
We recognize expense for operating leases on a straight-line basis over the noncancelable lease term. Net rent expense charged to operations totaled $4,974, $5,052, and $4,354 during the years ended June 30, 2018, 2017, 2016, respectively.
Sublease income is recorded as a reduction in rent expense and totaled $0, $45, and $200 during the years ended June 30, 2018, 2017, and 2016, respectively.
Noncancelable operating lease commitments were as follows:

Fiscal Year Ending June 30:	Gross Commitments
2019	$4,336
2020	5,590
2021	5,527
2022	5,151
2023	3,995
Thereafter	22,756
Total	$47,355
On April 20, 2018 we amended our office lease agreement for our headquarters location in Broomfield, Colorado expanding the current premise and extending the term through December 31, 2029. The amendment contained a $5,172 tenant improvement and construction incentive, to be used by June 30, 2021, that will be amortized over the life of the lease. As of June 30, 2018, no cash was received related to the incentive nor were any disbursements made for tenant improvements. We expect to receive $1,300 during the next twelve months and to collect remainder prior to the incentive expiration date.
Legal Proceedings
From time to time, we are involved in various legal proceedings, claims, and litigation arising in the ordinary course of business. We record a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters is probable or reasonably estimable, individually and in the aggregate, to have a material adverse effect on our financial position, results of operations, or cash flows. However, litigation is subject to inherent uncertainties and our view of these matters may change in the future.
8. Related Party Transactions
Sales and Purchases
Two of our directors hold positions on boards of directors of other companies or have investments with companies in which we transact business. Webroot does not control any of these companies, and accordingly, we do not consolidate the activities of these companies with our financial results. During the years ended June 30, 2018, 2017, and 2016, we purchased $30, $412, and $227 of goods and services from these companies, respectively. As of June 30, 2018 and 2017, we had accounts payable related to these companies of $0 and $51, respectively. During the years ended June 30, 2018, 2017, and 2016, we sold $54, $48, and $31 of goods and services to these companies, respectively. As of June 30, 2018 and 2017, we had accounts receivable of $7 and $0 related to these companies, respectively.
9. Stockholders' Equity and Share-Based Compensation
Preferred Stock
As more fully explained in our Articles of Incorporation, the holders of the Series A convertible preferred stock have the following rights and preferences:

(i)	Dividends
The holders of preferred stock are entitled to receive dividends at the rate and in the same proportion to the number of shares of common stock that would be held by each such holder of preferred stock if all shares of preferred stock were converted to common stock at the then-effective conversion rate. To date, no dividends have been declared or paid on any series of preferred stock.

(ii)	Voting Rights
Except with respect to certain specified matters, holders of shares of all preferred stock generally have the same voting rights as common stock. For the following matters, preferred stockholders have voting preferences over holders of common stock:

•	Changes to organizational and governance documents;

•	Issuances of new securities;

•	Redemption, repurchase, payment of dividends, and other distributions to common stockholders;

•	Mergers, acquisitions, and asset transfers; and

•	Election of the board of directors

(iii)	Conversion Rights
Each share of preferred stock is convertible into shares of common stock at the option of the holder at a conversion rate equal to the original issuance price of the preferred stock divided by a conversion price determined from the original issuance price adjusted for stock splits, subdivisions, combinations, or consolidations. Refer to “Liquidation Preference” below for original issue price per share. Currently, one share of preferred stock is convertible into one share of common stock.
Shares of preferred stock will be automatically converted into common stock if a majority of preferred stockholders consent to such conversion or upon a public offering of our common stock, providing such public offering meets certain per-share and aggregate offering thresholds.

(iv)	Liquidation Preference
In the event of our liquidation, including a merger, sale of assets meeting defined parameters, or similar acquisition of Webroot, the holders of preferred stock would be entitled to certain payments out of the proceeds, prior and in preference to any payments to holders of common stock. The payments would be in an amount per share equal to the sum of the original issue price per share plus an amount per share equal to all declared but unpaid dividends, if any. If 95% of the liquidation value per share is less than the original issue price per share plus declared but unpaid dividends, the holders of preferred stock would be entitled to 95% of the liquidation value per share with the balance being paid ratably to the holders of common stock. In no case would the preferred stockholders receive less than if the preferred shares were converted to common stock. Preferred stockholders can convert to common stock if the common stock value per share is greater than the original issue price per share of $2.5945. Once converted, the preferred stockholders relinquish their liquidation preference. As of June 30, 2018 and 2017 the estimated fair value of our common stock was $5.25 and $4.94, respectively, per share, which could imply that, in the event of our liquidation, preferred stockholders might convert to common stock and relinquish their liquidation preference.

(v)	Deemed Conversion
Notwithstanding the liquidation preference described above, for purposes of determining the amount each holder of preferred stock is entitled to receive with respect to a liquidation, each holder of preferred stock shall be deemed to have converted (regardless of whether the holder has actually converted) such preferred stock into common stock immediately prior to a liquidation if, as a result of an actual conversion, the preferred stockholder would receive, in the aggregate, an amount greater than the amount that would be distributed if the preferred stockholder did not convert its preferred stock into common stock. If any such holder shall be deemed to have converted shares of preferred stock into common stock immediately prior to a liquidation, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of preferred stock that have not converted (or have deemed to be converted) into shares of common stock.
Share-Based Compensation
As of June 30, 2018, we had two share-based compensation plans that provide for the granting of share-based incentive awards to employees, directors, and consultants. The Amended and Restated 2002 Equity Incentive Plan (“2002 Plan”) and the 2011 Equity Incentive Plan (“2011 Plan”) (together, the “Plans”) provide for the granting of stock options, restricted stock unit awards (“RSUs”), and other stock awards. All awards issued under the Plans have a maximum term of ten years. Shares issuable under the Plans are shares of our common stock, either unissued or treasury stock.
The 2011 Plan, which was adopted by the board of directors in July 2011, is intended as the successor to and continuation of the 2002 Plan. The 2002 Plan was terminated on July 5, 2012.
Upon the effective date of the 2011 Plan, any shares available for issuance under the 2002 Plan became available for issuance under the 2011 Plan, subject to aggregate share limits stated in the 2011 Plan. On May 6, 2015, the 2011 Plan was amended to increase the aggregate shares reserved under the plan to 33,400,368 shares. On June 10, 2015, the 2011 Plan was amended to increase the aggregate shares reserved under the plan to 37,400,368 shares. On August 22, 2017, the 2011 Plan was amended to increase the aggregate shares reserved under the plan by an additional 5,000,000 shares.
The purpose of these Plans is to attract, retain, and motivate eligible persons whose present and potential contributions are important to our success by offering them an opportunity to participate in our future performance through awards of stock options and stock bonuses. There were 1,124,424 shares available to be granted under the Plans as of June 30, 2018. The following table summarizes share-based compensation expense recorded in our Consolidated Statements of Operations and Comprehensive Income:

	Year Ended June 30,
	2018	2017	2016
Cost of revenues	$225	$204	$182
Research and development	1,523	1,733	1,249
Selling and marketing	1,203	1,299	1,204
General and administrative	4,051	1,583	1,562
Total	$7,002	$4,819	$4,197
The income tax benefit related to share-based compensation expense was $1,956, $540, $505 for the years ended June 30, 2018, 2017, and 2016, respectively.
The fair value of options granted was estimated at the date of grant, using the Black-Scholes option-pricing model, using the following assumptions:

Year Ended June 30,
	2018	2017	2016
Expected dividend yield	—	—	—
Expected life in years	5.7 - 6.8	5.6 - 6.1	5.9 - 6.7
Risk-free interest rate	2.0% - 2.7%	1.4% - 2.0%	1.1% - 2.0%
Volatility	41.0% - 44.0%	43.0% - 45.1%	39.8% - 40.4%
The Black-Scholes model utilizes the estimated fair value of common stock and requires that, at the date of grant, we determine the expected life of the option, the expected volatility of the price of our common stock, risk-free interest rates, and expected dividend yield of our common stock.
Risk-free interest rates are based on Treasury Constant Maturities rates at the time of grant. The expected life represents the period that stock options are expected to be outstanding and was calculated using the simplified method for all options granted in the years ended June 30, 2018, 2017, and 2016. Expected volatility for the years ended June 30, 2018, 2017 and 2016, was calculated based on the historical volatility of comparable public companies from a representative peer group selected based on industry, financial, and market capitalization data. Management estimated expected forfeitures and recognized compensation costs only for those equity awards expected to vest.
Awards issued under the Plans are issued with an exercise price equal to the fair value of our common stock on the date of grant. Options issued under the 2002 Plan generally vest over a five-year period: one-fifth after one year and ratably each successive quarter for four years thereafter.
Options issued under the 2011 Plan generally vest over a four-year period: one-fourth after one year and ratably each successive month for three years thereafter. In certain circumstances, options may be issued that are fully vested and immediately exercisable.
During fiscal 2018, the Company granted 879 performance-based stock options under our 2011 Plan which vest upon the achievement of certain performance conditions.
RSUs generally vest annually in tranches over a four-year period and may be subject to performance-based criteria. Until vested, RSUs do not have the voting rights of common stock and the shares underlying the awards are not considered issued and outstanding. We expense the fair value of nonvested RSUs, which is determined to be the fair market value of the shares of our common stock at the date of grant, ratably over the service period. There were no RSUs granted during the years ended June 30, 2018, 2017, and 2016. There were no unvested RSUs outstanding as of June 30, 2018, and 928 unvested RSUs outstanding as of June 30, 2017.

A summary of share-based award activity under the Plans for the fiscal year ended June 30, 2018, 2017, and 2016 is as follows:

	Number of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Life (in years)
Outstanding, July 1, 2015	16,517,797	$3.29	6.5
Granted	4,744,197	4.49
Exercised	(85,723)	1.39
Cancelled/forfeited	(1,659,233)	3.79
Expired	(7,500)	1.26
Outstanding, June 30, 2016	19,509,538	3.55	6.3
Granted	2,325,029	5.00
Exercised	(182,270)	2.72
Cancelled/forfeited	(1,325,392)	4.08
Expired	(490)	2.83
Outstanding, at June 30, 2017	20,326,415	3.69	5.7
Granted	6,107,618	4.99
Exercised	(745,636)	2.88
Cancelled/forfeited	(1,208,195)	4.25
Expired	(9,250)	2.83
Outstanding, at June 30, 2018	24,470,952	4.01	5.8

Exercisable, June 30, 2016	12,931,890	3.20	5.0
Exercisable, June 30, 2017	14,870,389	3.36	4.6
Exercisable, June 30, 2018	15,996,583	$3.54	4.2
At June 30, 2018, total compensation cost related to unvested awards not yet recognized was $4,183, net of estimated forfeitures, and will be recognized over the remaining weighted-average service period of 1.4 years.
The total intrinsic value of options exercised during the years ended June 30, 2018, 2017, and 2016 was $1,655, $369, and $253, respectively. The total tax benefit realized for the tax deductions from option exercises was $439, $27, and $1 for the years ended June 30, 2018, 2017, and 2016, respectively.
The total fair value of shares vested during the years ended June 30, 2018, 2017, and 2016 was $4,503, $4,542, and $3,376, respectively.
The weighted-average grant-date fair value of options granted for the years ended June 30, 2018, 2017, and 2016 was $2.29, $2.22, and $1.84 per share, respectively.
During the period ended June 30, 2018, the Company initiated and closed a tender offer process with its employees who hold incentive stock options "ISOs". As part of the offer employees were able to elect to classify their ISOs as non-qualified stock options "NSOs". In making the election, each employee receives the ability to net exercise their newly converted NSOs.
On January 22, 2018, the Company repurchased 1,475,893 shares of Webroot common stock from Finjan Software Liquidating Trust for a purchase price of $5,904. On May 24, 2018, the Company repurchased 3,202,473 shares of Webroot common stock from various sellers for a purchase price of $13,129.
10. Income Taxes
The provision for income taxes consists of the following:

	Year Ended June 30,
	2018	2017	2016
Current:
Federal	$7,833	$5,729	$3,740
State	1,025	717	886
Foreign	450	375	574
Total current expense	9,308	6,821	5,200
Deferred:
Federal	2,156	(19)	55
State	(1,047)	(526)	(514)
Foreign	557	(519)	(1,049)
Total deferred expense (benefit)	1,666	(1,064)	(1,508)
Valuation allowance	(622)	424	(15,466)
Total tax expense (benefit)	$10,352	$6,181	$(11,774)
Income before income taxes is as follows:

	Years Ended December 31,
	2018	2017	2016
U.S.	$28,635	$22,113	$10,506
Foreign	9,987	1,738	(282)
Total	$38,622	$23,851	$10,224
The difference between the effective income tax rate and the federal statutory income tax rate as a percentage of income before income taxes is as follows:

	Year Ended June 30,
	2018	2017	2016
Federal statutory rate	28.1%	35.0%	35.0%
State taxes, net of federal benefit	2.4	3.3	4.5
Foreign tax rate less than federal rate	(5.3)	(4.0)	(3.1)
Change in valuation allowance	(1.6)	1.8	(151.3)
Non-deductible share-based compensation, net	0.3	4.2	9.6
Research and experimentation credit	(5.3)	(8.2)	(9.5)
Return to provision adjustments	—	(0.4)	5.9
Liability for unrecognized tax benefits	3.4	(0.9)	5.1
Manufacturing deduction	(2.4)	(4.1)	(6.1)
Deferred rate change	13.3	—	—
ISO conversion to NQSO - tender offer	(5.6)	—	—
Other, net	(0.5)	(1.2)	(5.3)
Effective income tax rate	26.8%	25.5%	(115.2)%

The principal components of noncurrent deferred tax assets (liabilities) are as follows:

	June 30,
	2018	2017
Deferred revenue	$5,621	$7,205
Prepaid assets	(1,277)	(1,077)
Stock compensation	6,642	5,326
Depreciation and amortization	32	(177)
Amortizable intangible assets	71	55
Net operating loss carryforwards	6,959	7,468
Research and experimentation and other tax credits	2,646	1,899
Other	1,683	3,426
Total deferred tax assets	22,377	24,125
Valuation allowance	(6,584)	(7,067)
Total net deferred tax assets	$15,793	$17,058
Noncurrent tax assets and liabilities:

	June 30,
	2018	2017
Total deferred tax assets	$17,252	$18,454
Total deferred tax liabilities	(149)	(1,396)
Total deferred tax assets, net	$15,793	$17,058
At June 30, 2018, we had U.S. federal and state net operating loss carryforwards of $0 and $46, respectively. The state net operating loss carryforwards will begin to expire in fiscal year 2019. We also had state R&D and incentive credit carryforwards totaling $3,981. The portion of the state credit carryforward that relates to California R&D credits will carryforward indefinitely. The Oregon R&D credits begin to expire in fiscal year 2020 and the Colorado hiring incentive credits will begin to expire in fiscal year 2028. Additionally, we have net operating loss carryforwards of $1,725 in the UK and $52,721 in Ireland, which may be carried forward indefinitely, but are subject to limitations if there is a majority change in ownership.
The valuation allowance for deferred tax assets as of June 30, 2018 and 2017, was $6,584 and $7,067, respectively. The net change in the valuation allowance during the year ended June 30, 2018, 2017, and 2016 was a decrease of $483, an increase of $603, and a decrease of $15,567, respectively.
During the year ended June 30, 2018, we analyzed our historical and projected taxable income, as well as other available and applicable positive and negative evidence of our U.S. and foreign entities. As of June 30, 2018, the total valuation allowance against U.S. deferred tax assets is $0 due to the release of the fiscal 2013 capital loss carryforward, which expired unutilized in the current fiscal year. We continued to determine that it is not more likely than not that we will realize the benefit of the deferred tax assets recorded for the tax loss carryforwards of our Ireland subsidiary. As of June 30, 2018, the total valuation allowance against Ireland deferred tax assets was $6,584. We are continuing to monitor the profitability of our Irish operations and will continue to reassess the realizability of its deferred tax assets.
During the period ended June 30, 2018, the Company initiated and closed a tender offer process with its employees who hold incentive stock options "ISOs". As part of the offer employees were able to elect to classify their ISOs as non-qualified stock options "NSOs". A discrete benefit of $1,700 was recorded in the third quarter to reflect the deferred tax asset associated with the Companies future tax deduction related to the newly converted NSOs.
Tax Cuts and Jobs Act
On December 22, 2017, the 2017 Tax Reform Reconciliation Act, originally referred to as the TCJA was enacted into law. The TCJA made significant changes to the U.S. corporate income tax system including a reduction of the U.S. federal corporate income tax rate from 35% to 21%.
ASU 740, Income Taxes, requires companies to record the effect of tax law changes in the period enacted. The effective date of the tax rate change is January 1, 2018. For our fiscal year ending June 30, 2018, the change will result in a lower current U.S. statutory federal rate of 28.1% and a deferred federal rate of 21%. As a result, we adjusted our annual effective tax rate and also adjusted our U.S. net deferred tax asset balance to the lower rate, resulting in a charge to income tax expense of $5,126 during fiscal 2018. The Company expects its future US after-tax earnings to be positively impacted by the recently-enacted changes to US corporate taxes.
On December 22, 2017 the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance for companies that are not able to complete their accounting for the income tax effects of TCJA in the period of enactment. The guidance allows us to record provisional amounts to the extent a reasonable estimate can be made and provides us with up to one year from enactment date to finalize accounting for the impacts of TCJA. Since TCJA was passed in our second quarter, the deferred tax re-measurements and other items are considered provisional due to potential future release of interpretive guidance and ongoing analysis of the final year-end data and tax positions. The analysis is expected to be completed within the twelve month measurement period in accordance with SAB 118.
Liabilities for uncertain tax positions as of June 30, 2018, and 2017, were $2,659, and $1,329, respectively, all of which, if recognized, would affect our effective tax rate.
The following table summarizes the changes in our liability for uncertain tax positions:

	June 30,
	2018	2017
Balance at beginning of year	$1,329	$1,452
Increase related to current-year positions	1,089	150
Increase related to prior-year positions	241	356
Decrease related to prior-year positions	—	(442)
Settlements	—	(187)
Balance at end of year	$2,659	$1,329
We file income tax returns in federal, state, and provincial jurisdictions in the U.S., the UK, Ireland, Japan, Australia, and Austria. Tax years through June 30, 2014, are closed or have been effectively settled through examination in the U.S. for federal and state tax purposes. Tax years through June 30, 2016 are closed in the UK. Tax years through June 30, 2013 are closed or have been effectively settled through examination in Japan, Ireland, and Australia. All tax years since formation in 2010 are open in Austria. No material income tax examinations have commenced as of June 30, 2018.
11. Employee Benefits
We maintain a defined contribution salary deferral 401(k) plan for our U.S. employees. This plan allows employees to contribute a percentage of their pretax compensation up to the maximum dollar limitation prescribed by the U.S. Internal Revenue Code. At our discretion, we may match a portion of employees’ contributions. We recorded $771, $630, and $398 for contributions to the plan during the years ended June 30, 2018, 2017, and 2016, respectively.
We contributed $322, $287, and $278 to defined contribution retirement plans outside of the U.S. during the years ended June 30, 2018, 2017, and 2016, respectively.
12. Subsequent Events
We have evaluated subsequent events through September 19, 2018, the date these Consolidated Financial Statements were issued.